EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-30499, 333-41483, and 333-87575 of Edison Control Corporation on Form S-8 of our report dated April 1, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets), appearing in this Annual Report on Form 10-K of Edison Control Corporation for the year ended January 31, 2003.





/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
April 22, 2003